Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACHOLDER IDENTIFIED BY THE MARK “[*]”.

TScan Therapeutics 830 Winter Street, Waltham MA 02451 857.399.9500 info@tscan.com

TScan.com

September 2, 2026

Chrystal Louis

[*]

[*]

RE: Confidential Separation Agreement and General Release

Dear Chrystal:

This Confidential Separation Agreement and General Release (the “Agreement”) sets forth and confirms the understanding between you and TScan Therapeutics, Inc. (the “Company”)1 relating to the termination of your employment with the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship with Company, to permit you to receive severance pay benefits, and to release Company from any claims. This Agreement is entered into in satisfaction of the Company’s obligations under Sections 5(b) and 5(d) of the Employment Agreement by and between you and TScan dated as of April 4, 2024 (the “Employment Agreement”), and constitutes the release contemplated by Section 5(b) of the Employment Agreement. If you accept the terms of this Agreement, please sign and return a copy to Ann Hargraves, Chief Human Resources Officer [*] by September 25, 2026.

1. Employment Status, Final Payments and Benefit Eligibility. The following will apply whether or not you sign this Agreement:

a. Termination of Employment. Your employment with Company will end on the earlier of November 1, 2026 or the date on which you commence employment, consulting, or paid board service (the “Separation Date”). Notwithstanding the foregoing, you will not be required to provide any services following September 2, 2026, except that you shall respond to any reasonable questions relating to your work (the “Transition Period”). During the Transition Period, you will continue to receive your base salary at the annual rate of $550,000 through the Company’s regular payroll, will continue to accrue paid time off, will continue to vest in your outstanding equity awards, and will continue to participate in the Company’s benefit plans on the same basis as immediately prior to the Transition Date. Your salary and benefits will cease as of the Separation Date, and any entitlement you had or might have had under any benefit program provided by Company will also end except as required by federal or state law or as otherwise described below. You and the Company acknowledge and agree that your employment is being terminated as part of a reduction in force and constitutes a Termination without Cause (as defined in the Employment Agreement)

b. Final Wages. You will be paid all wages earned but unpaid through the Separation Date, in accordance with applicable law.

c. Group Medical, Dental and Vision. If you are enrolled in Company-sponsored medical, vision and/or dental plans, coverage for you and any enrolled dependents will end on the last day of the month in which the Separation Date occurs. There will be no lapse in coverage from September 30, 2026 through the last day of the month in which the Separation Date occurs. Any out-of-pocket costs incurred by you in connection with a lapse in coverage after September 2, 2026, if any, including copays and deductibles, will be promptly reimbursed by the Company. The Separation Date will be treated as a qualifying event under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and you and your dependents may be entitled to continue coverage. You will receive COBRA information under separate cover, including information about the cost for continuation coverage under COBRA.

d. Expenses. Upon submission of all proper documentation and in accordance with Company policy, you will be reimbursed for all reasonable business-related expenses incurred by you prior to your Separation Date. We request that you submit these expenses to ap@tscan.com and copy your manager prior to your Separation Date, but in no event later than

1 Except for the obligations set forth in Section 2 hereof, which shall be the sole obligation of TScan Therapeutics, Inc., whenever the terms “TScan” or the “Company” are used in this document, they shall be deemed to include TScan Therapeutics, Inc. and any of its parent companies, subsidiaries and related or affiliated entities, and its and their respective officers, directors, employees, agents, successors, and assigns.

September 30, 2026 Requests for expense reimbursement submitted later than September 30, 2026 will not be eligible for reimbursement.

e. Stock Options. As of your Separation Date, all vesting shall cease under any stock option agreements between you and Company and, subject to Section 2.e below, all unvested stock options will be cancelled. Please see your stock option agreements and relevant stock option plan regarding post-termination exercise periods for vested options, which periods shall be measured from the Separation Date. After such period, any unexercised options will be cancelled. You can work directly within E*Trade to exercise options.

f. Company Equipment. All Company-owned equipment, such as laptops, monitors, keyboards, badges, etc., must be immediately returned to the Company on or before the earlier of the Separation Date or the last day of active employment, or such other date requested by the Company. If you have equipment at home, please work with HR to acquire a pre-addressed box to return such equipment. It is Company policy that access for all separated employees, voluntary or involuntary, is discontinued immediately upon termination or the last day in the office. This includes badges, email, shared files and programs. Additionally, if your work at the Company involved using the electronic laboratory notebook, you must close, sign and witness all past and pending experiments prior to the Separation Date. The Company acknowledges that you returned all Company property and equipment on September 2, 2026 and that the condition set forth in Section 5(d) of the Employment Agreement has been satisfied. Nothing in this Agreement or the PIIA prohibits you from retaining copies of documents relating to your own compensation, benefits and terms of employment, as permitted by Section 6 of the Employment Agreement.

g. Non-Disclosure of Confidential Information, Non-Solicitation. The obligations set forth in the Proprietary Information and Inventions Agreement by and between you and Company that was effective as of April 28, 2024 (“PIIA”) are incorporated by reference as if fully restated herein. You confirm, reaffirm, acknowledge and agree that all the terms of the PIIA shall remain in full force and effect through the Separation Date, and that your post-termination obligations under the PIIA, including obligations related to non-disclosure and non-solicitation survive the termination of your employment and continue in full force and effect, except as modified herein. For the avoidance of doubt, Company agrees that you are not subject to any noncompete restrictions following the Separation Date.

h. Unemployment Benefits. You have been provided with information describing how to apply for unemployment benefits in Massachusetts under Massachusetts law.

2. Consideration. Provided (i) you comply with paragraphs 1.f and 1.g of this Agreement, and (ii) you execute this Agreement within the time frame set forth above:

a. Severance Payment. Company will pay you on Company’s regular payroll schedule your regular base pay for twelve (12) months following the Separation Date, which is equivalent to the gross amount of $550,000 (the “Severance Payments”). Notwithstanding any language to the contrary, no Severance Payments shall be made until the first regularly scheduled payroll date that is at least five (5) business days following the Separation Date of this Agreement (as defined in paragraph 4.d), on which date the Company will provide a lump-sum catch-up payment reflecting the portion of such Severance Payments covering the period from the Separation Date through the date of payment. Company may deduct from the Severance Payments any required withholding taxes, government payments or authorized deductions. The Severance Payments are made in satisfaction of Section 5(b) of the Employment Agreement and are in addition to, and shall not be reduced by or credited against, the base salary, benefits and other amounts payable to you for the period through the Separation Date under Section 1 above.

b. COBRA Benefits. If you timely elect and are eligible to continue receiving group medical, dental, and/or vision insurance pursuant to COBRA the Company will, for a period of twelve (12) months following the last day of coverage under Section 1.c, make contributions to the cost of COBRA coverage for you and your enrolled dependents on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections. If you become eligible to participate in Medicare or a new group health plan (whether you elect coverage under the new group health plan or not), the Company’s continued contributions toward COBRA coverage shall end when the new eligibility begins. After Company’s obligation to make contributions towards COBRA premiums ends, you shall be responsible for paying all premium costs and applicable administration fees for as long as, and to the extent that, you remain eligible for and elect COBRA continuation coverage.

d. Retention Award. Provided the Company doses a fifth patient in the pivotal trial for TSC-101 on or before November 1, 2026, you will be paid a lump sum in the gross amount of $125,000, subject to required tax withholdings and authorized deductions, in accordance with the retention award granted to you in November 2025.

e. Change in Control. Your termination constitutes an Involuntary Termination (as defined in the Employment Agreement). If a Change in Control (as defined in the Employment Agreement) occurs within the three-month period following the Separation Date, you shall be entitled to the payments, benefits and equity acceleration provided in Section 5(c) of the Employment Agreement, reduced by the Severance Payments and COBRA contributions previously paid to you under this Section 2, and any unvested stock options cancelled under Section 1.e shall be reinstated and vest in full as of the Change in Control. Section 7 of the Employment Agreement shall apply in accordance with its terms.

f. No Offset; New Employment. Your acceptance or commencement of other employment, consulting or board service after the Separation Date, shall not reduce, offset, delay, condition or result in the forfeiture of any payment or benefit under this Agreement, except that the Company’s COBRA contributions shall end upon your eligibility for a new group health plan as provided in Section 2.b.

g. Section 409A. The payments and benefits under this Agreement are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), including the short-term deferral and separation pay exemptions, and this Agreement shall be interpreted accordingly. Each installment payment is a separate payment for purposes of Section 409A. Section 11 of the Employment Agreement is incorporated herein by reference and shall apply to the payments and benefits under this Agreement, including, if applicable, the six-month delay for specified employees.

3. Release.

a. You acknowledge and agree that in exchange for the compensation described in paragraph 2 herein, and other good and valuable consideration receipt of which is hereby acknowledged, you are waiving your right to assert any Claim (as defined below) against Company (as defined in footnote 1 of this Agreement) arising from acts or omissions that occurred on or before the date you sign this Agreement. You agree that you are making this release and waiver on behalf of yourself and your representatives, agents, heirs, legatees, successors and assigns.

b. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company, the cessation of employment or other matters and agree that such Claims are included in this waiver and release.

c. Without limiting the generality of the foregoing, this release includes all claims under any federal, state, or local law or regulation dealing with employment, discrimination, and the payment of wages, including statutes such as federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Americans with Disabilities Act, , the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, state and federal False Claims Act, the Worker Adjustment and Retraining Act (WARN), the Massachusetts Law Against Discrimination, the Massachusetts Payment of Wages Statute, the Massachusetts Overtime Statute, the Massachusetts Equal Pay Act, the Massachusetts Civil Rights Act, and the Massachusetts Privacy Statute; each as amended; as well as all claims arising from any contract, whether oral or written, express or implied; promissory estoppel; any tort, including, without limitation, assault, battery, defamation, misrepresentation, intentional interference with contract; any claim for equity or other benefits; or any other statutory and/or common law claim.

d. You specifically and expressly acknowledge that this Agreement is intended to include and extinguish all claims, known and unknown, which exist up to and including the date you sign this Agreement and which arise from or are in any way related to your employment with Company or separation from employment and that no possible claim against Company would materially affect or change your complete and voluntary acceptance of this Agreement, even if such claim were unknown at the time of signing of this Agreement and discovered after that signing.

e. You represent and agree that (i) the payments and benefits set forth in this Agreement, together with payments and benefits previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Company to you, and with respect to all claims, causes of action and damages that could be asserted by you against the Company regarding your employment with, change in employment status with, and/or termination from employment, including, without limitation, all claims for wages, salary, commissions, vacation pay, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, stock and stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums; and (ii) you have no known workplace injuries or occupational diseases and that you either have been provided or have not been denied any leave requested under the Family and Medical Leave Act.

f. Nothing in this paragraph 3 or in this Agreement generally shall waive, release, or discharge: (i) claims that cannot be waived by private agreement, such as claims for unemployment benefit rights and workers' compensation; (ii) indemnification rights you have or may have against the Company, in accordance with the Section 9 of the Employment Agreement; (iii) any claims relating to age discrimination arising under federal; (iv) any right to file an unfair labor practice charge under the National Labor Relations Act; and (v) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents; (vi) your rights under this Agreement (vii) your rights as a holder of vested stock options under the Company’s equity incentive plans and your award agreements; and (viii) your rights as a stockholder of the Company. You also acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Consideration provided for in this Agreement.

g. Nothing in this paragraph 3 or in this Agreement generally shall bar or prohibit you from contacting, seeking assistance from, filing a charge with, or participating in any governmental investigation or proceeding before any federal, state or local administrative agency, including the Equal Employment Opportunity Commission, the Securities and Exchange Commission and the Massachusetts Commission Against Discrimination, to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any proceeding in which you do so participate, and you hereby irrevocably assign to the United States government any right you may have to any proceeds or awards in connection with any false claim proceedings against Company.

h. THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MASSACHUSETTS WAGE ACT: You acknowledge, agree and understand that employees have certain rights under the Massachusetts Wage Act, Mass. Gen. L. ch. 149, et seq. (the “MA Wage Act”) regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act. The Company represents that all wages earned by you through the date of this Agreement, have been or will be paid in full when due, and your waiver of rights under the MA Wage Act is conditioned upon, and shall not extend to, any wages (including base salary through the Separation Date) that are not paid when due.

4. Process of Accepting this Agreement.

a. The Company is providing you with seven (7), within which to consider its terms. The Company advises you in writing to consult with an attorney before signing this Agreement, which you represent you have done.

b. At any point prior to the end of this seven (7) day period, you may accept the terms of this Agreement by signing below and returning it to Ann Hargraves, Chief Human Resources Officer [*]. You agree that this seven (7) )-day period shall not be restarted by any discussions about or agreed-upon modifications, whether material or immaterial, if any, to this Agreement.

d. The day following the day on which you return a signed copy of this Agreement to Ann Hargraves, provided it is returned within the time frame set forth above, shall be deemed the “Effective Date” of this Agreement.

5. Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You acknowledge that you have been advised in writing to consult with an attorney, which you have done, and have been afforded a reasonable opportunity to fully discuss and review the terms of this Agreement with an attorney. You further represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free will.

6. Employee Representations. You represent and warrant that, you have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resource representative, director, officer, agent, or any representative of Company, and have no knowledge of any such illegal or potentially illegal conduct or activities, including any conduct or activities that may involve false claims to the United States. You understand that nothing in this Agreement prevents you from cooperating with any United States government investigation. In addition, to the fullest extent permitted by law, you hereby irrevocably assign to the

United States government any right you might have to any proceeds or awards in connection with any false claims proceedings against Company.

7. Future Conduct.

a. The parties acknowledge that the Company has publicly disclosed the principal financial terms of your separation in its Current Report on Form 8-K filed September 2, 2026. To the extent not so disclosed, each party agree to keep the financial terms of this Agreement confidential and not to divulge such terms to any person other than to (in your case) your immediate family members and attorneys and financial and tax advisors, and (in the Company’s case) its directors, officers, employees, attorneys, accountants, insurers and advisors with a need to know (so long as each such person agrees to be bound by the confidential nature of this Agreement), as required by applicable law, regulation or stock exchange rule, or by court order or subpoena, or as necessary to complete tax returns, or in connection with any action to enforce this Agreement.

b. You agree that neither you nor anyone acting at your request or on your behalf shall maliciously disparage or defame the business, employment or personnel practices of Company or any of its subsidiaries or affiliates, or any of its current, former or future officers, directors, shareholders, investors, employees, representatives, agents or attorneys, except if testifying truthfully in the context of a government investigation or under oath pursuant to a lawful court order or subpoena, or in connection with any action to enforce this Agreement. If you receive such a court order or subpoena, if and to the extent not prohibited by applicable law, you or your attorney shall provide Company with a copy of such court order or subpoena within two (2) business days of your receipt of it and shall notify Company of the content of any testimony or information to be provided and provide Company with copies of all documents to be produced in a reasonable period prior to production. The Company agrees that it shall instruct its directors and executive officers not to maliciously disparage or defame you, your performance or your professional reputation. Nothing in this Section 7 prohibits either party from making truthful statements to any governmental or regulatory agency or as otherwise protected by law.

c. You represent that, as of the date you sign this Agreement, no charges, complaints or actions of any kind have been filed by you or on your behalf against Company with any federal, state or local court or agency.

8. Default. You hereby agree that, upon any material breach or default by you in respect of your obligations under this Agreement, including without limitation, your obligations under Sections 1.g, 3, 4, 6, and 7, provided that the Company has first given you written notice specifying the alleged breach in reasonable detail and, if the breach is capable of cure, thirty (30) days following such notice within which to cure it, Company shall have the following rights and remedies (which shall not be mutually exclusive), in addition to any other rights and remedies which may be available pursuant to other provisions of this Agreement or at law or in equity:

a. Company shall not be required to make any additional payment of the severance benefits described under paragraph 2a and 2.b of this Agreement that remain unpaid; and

b. Company shall have the right and option to require you to reimburse Company for the aggregate amount of all severance benefits previously paid to you pursuant to paragraph 2 of the Agreement, promptly following demand therefor to you.

c. If a court of competent jurisdiction determines that you did not breach or default your obligations under this Agreement, the Company will pay any outstanding severance benefits that were halted or which you reimbursed pursuant to this Section 8.

9. Representations and Governing Law.

a. This Agreement is the complete agreement of the parties on or in any way related to the subject matter addressed in the Agreement and your employment and separation from employment, and it supersedes and cancels all other previous agreements or understandings between the parties, including any previous agreement presented to you, except for (i) the PIIA, which shall remain in full force and effect in accordance with its terms (except as may be modified by Section 1.g above); (ii) Sections 5(c), 6, 7, 9, 10 and 11 of the Employment Agreement, which shall survive and remain in full force and effect in accordance with their terms; (iii) any indemnification agreement between you and the Company; (iv) the Company’s equity incentive plans and your award agreements thereunder with respect to your vested stock options; and (v) the Retention Award, each of which shall remain in full force and effect in accordance with its terms. This Agreement specifically incorporates the PIIA, and nothing herein precludes the continued enforcement of the PIIA (except as may be modified by Section 1.g above). This Agreement cannot be modified or rescinded except upon the written consent of both you and Company.

b. If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

c. You represent and warrant that you have the full power, capacity, and authority to enter into this Agreement and have not assigned, pledged, encumbered or in any manner conveyed all or any portion of the potential claims covered by this Agreement. The Company represents and warrants that it has the full power and authority to enter into this Agreement and that the individual signing on its behalf is duly authorized to bind the Company. This Agreement cannot be assigned by you, and it shall be binding upon Company’s successors and assigns.

d. The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles. The parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and the parties further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

e. The existence and execution of this Agreement shall not be considered as an admission of any liability, violation, error or omission by you or Company.

If you agree to the foregoing, kindly sign and return the enclosed copy of this letter to Ann Hargraves, Chief Human Resources Officer [*] on or before September 25, 2026.

Sincerely,

/s/ Ann Hargraves
Ann Hargraves
Chief Human Resources Officer

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT; (C) HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY AND HAVE DONE SO; AND (D) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and accepted:

/s/ Chrystal Louis	September 24, 2026
Chrystal Louis	Date